Filed Pursuant to Rule 433

Dated November 10, 2014

Registration Statement No. 333-181236

Relating to

Preliminary Prospectus Supplement Dated November 10, 2014 to

Prospectus dated May 8, 2012

Federal Realty Investment Trust

4.50% Notes due 2044

Term sheet dated November 10, 2014

Issuer:	Federal Realty Investment Trust

Security:	4.50% Notes due 2044

Expected Ratings*:	A3/A-/A-

(Moody’s / S&P / Fitch)

Aggregate Principal Amount:	$250,000,000

Trade Date:	November 10, 2014

Settlement Date:	November 14, 2014 (T+3)

Maturity Date:	December 1, 2044

Interest Payment Dates:	June 1 and December 1, beginning on June 1, 2015

Benchmark Treasury:	3.375% due May 15, 2044

Benchmark Treasury Price/Yield:	105-16 / 3.09%

Spread to Benchmark Treasury:	+148 basis points

Yield to Maturity:	4.57%

Coupon (Interest Rate):	4.50% per year

Price to Public:	98.86% of principal amount, plus accrued interest, if any, from November 14, 2014

Redemption Provision:	At any time before June 1, 2044, make-whole call based on U.S. Treasury plus 25 basis points (0.25%); if redeemed on or after June 1, 2044, at 100% of the principal amount of the notes being redeemed, in each case plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP/ISIN:	313747 AV9 / US 313747AV99

Joint Book-Running Managers:	Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Co-Managers:	Regions Securities LLC

SunTrust Robinson Humphrey, Inc.

PNC Capital Markets LLC

Capital One Securities, Inc.

TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it from (i) Wells Fargo Securities, LLC toll free at 1-800-645-3751, (ii) Deutsche Bank Securities Inc. toll free at 1-800-503-4611, or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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